Exhibit 99.1

For Immediate Release

July 30, 2003

Delco Remy International Announces Second Quarter Operating Results

Anderson, Indiana, July 30, 2003 /PRNewswire/—Delco Remy International, Inc., a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, today announced its financial performance for the second quarter and six months ended June 30, 2003.

In the second quarter of 2003, the Company reported Net Sales of $272.1 million and Operating Income of $26.6 million. Compared to the second quarter of 2002, this represents a sales increase of $2.2 million, or 0.8 percent, and Operating Income improvement of $5.1 million, or 23.7 percent.

For the six months ended June 30, 2003, Net Sales of $528.7 million increased $10.0 million, or 1.9 percent, over the comparable period of 2002. For the first half of 2003, an Operating Loss of $1.5 million includes a $44.6 million restructuring charge, compared with Operating Income of $46.0 million in 2002, which included a $4.4 million post-employment benefit curtailment gain.

Commenting on these results, Thomas J. Snyder, President and CEO, stated: “Our second quarter results reflect the solid progress made by the Company as we begin to reap the benefits of earlier cost reduction and restructuring actions. Additionally, our sales growth reflects our competitive wins in the marketplace which have more than offset the general market softness.”

The Company continues to be recognized for its excellence in customer satisfaction. It has been awarded the 2002 aftermarket supplier of the year award from Volvo, and was also recognized as a Platinum level supplier for Freightliner.

Performance Highlights:

Sales in the second quarter of 2003 increased, as compared to the prior year, primarily due to new business awards in the OE and Electrical Aftermarket Business, which more than offset lower industry volume. For the six months ended June 30, 2003, sales increased, as compared to the prior year, due to volume growth in the light and heavy duty sectors and higher sales in Europe reflecting incremental business awards and the favorable impact of foreign currency exchange.

Gross Profit increased 17.5 percent, or $7.6 million, from the prior quarter and 10.8 percent, or $5.0 million, over the prior year due to the benefits of tight cost control and the impact of the global capacity program to consolidate production facilities. These benefits more than offset the adverse effects of new program launches and an unfavorable product mix, particularly in the Aftermarket Business.

Cash used in operating activities was $28.2 million in the first six months of 2003. This was driven primarily by the build-up of inventory to facilitate the global capacity program and the seasonal increase in working capital attributable to higher receivables and increased aftermarket inventory.

Other Items:

Commenting on the outlook for the third quarter, Snyder said, “Based on the current OE production schedule and aftermarket order patterns, we expect that the third quarter 2003 sales and operating performance will be similar to the second quarter of 2003 and will reflect significant continued year over year improvement. We also expect our inventory to decrease in the third quarter due to the reduction of the transitional inventory build that was required for the global capacity program.”

Second Quarter Conference Call:

Delco Remy’s executive management team will conduct a live conference call on Thursday July 31, 2003 at 10:00 a.m. Eastern Daylight Time to discuss additional details regarding the Company’s performance for the second quarter and the outlook for 2003. The call may be accessed by dialing 877-260-8897 ten minutes prior to the start of the presentation. A replay of the conference call will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 691006.

About Delco Remy:

Delco Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products and core exchange service for automobiles and light trucks, medium- and heavy-duty trucks and other heavy-duty off-road and industrial applications. It was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

Statements in this press announcement, which are not historical, are forward-looking statements that involve certain risks and uncertainties, including, but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions, and other uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Investor Relations:	David E. Stoll 765-778-6523
Keri Webb 765-778-6602
Delco Remy Web Site:	http://www.delcoremy.com

DELCO REMY INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED (in millions)
	Three Month Period Ended June 30		Six Month Period Ended June 30
	2003	2002	2003	2002
Net sales	$272.1	$269.9	$528.7	$518.7
Cost of goods sold	221.1	223.9	434.3	429.5

Gross profit	51.0	46.0	94.4	89.2
Selling, general and administrative expenses	24.9	24.5	51.3	47.6
Restructuring (credits) charges	(0.5)	—	44.6	(4.4)

Operating income (loss)	26.6	21.5	(1.5)	46.0
Interest expense	(16.8)	(15.5)	(30.9)	(29.3)
Other non-operating (expense) income	(0.3)	0.1	(0.1)	0.1

Income (loss) from continuing operations before income taxes, minority interest, loss from unconsolidated joint ventures and cumulative effect of change in accounting principle	9.5	6.1	(32.5)	16.8
Income tax expense	4.9	2.4	10.2	5.8
Minority interest	(1.0)	(1.7)	(0.7)	(3.5)
Loss from unconsolidated joint ventures	(5.0)	(0.3)	(5.7)	(1.5)

Net (loss) income from continuing operations before cumulative effect of change in accounting principle	(1.4)	1.7	(49.1)	6.0
Discontinued operations:
Loss from discontinued operations before income tax (including estimated gain on disposal of $2.4 million in 2003 and loss of $26.5 million in 2002)	(0.6)	(34.6)	(2.0)	(40.0)
Income tax benefit	—	(5.3)	—	(7.4)

Net loss from discontinued operations	(0.6)	(29.3)	(2.0)	(32.6)
Cumulative effect of change in accounting principle, net	—	—	—	(74.2)

Net loss	(2.0)	(27.6)	(51.1)	(100.8)
Preferred dividends	8.4	7.6	15.9	14.4

Loss attributable to common stockholders	$(10.4)	$(35.2)	$(67.0)	$(115.2)

EBITDA:
Income (loss) before tax	$9.5	$6.1	$(32.5)	$16.8
Interest expense	16.8	15.5	30.9	29.3
Depreciation and amortization	5.3	6.7	12.8	13.1
Restructuring charges (credits)	(0.5)	—	44.6	(4.4)

EBITDA	$31.1	$28.3	$55.8	$54.8

EBITDA is not a measure of performance under accounting principles generally accepted in the United States (GAAP).The Company believes EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP.

DELCO REMY INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30 2003	December 31 2002
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$10.1	$12.4
Trade accounts receivable, net	169.0	143.0
Inventories	307.8	281.0
Assets of discontinued operations	0.6	40.5
Other current assets	41.3	41.3

Total Current Assets	528.8	518.2
Property and equipment, net	128.5	157.0
Goodwill, net	120.9	119.0
Deferred financing costs	15.2	17.3
Other assets	35.5	41.3

Total Assets	$828.9	$852.8

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$141.7	$138.5
Accrued restructuring charges	13.5	5.2
Other accrued liabilities	90.2	75.2
Liabilities of discontinued operations	2.2	17.2
Current debt	35.7	30.2

Total Current Liabilities	283.3	266.3
Long-term debt	604.9	596.4
Accrued restructuring charges	7.3	4.7
Other noncurrent liabilities	45.6	50.2
Minority interest in subsidiaries	20.4	17.8
Redeemable preferred stock	290.0	274.1
Stockholders’ Deficit	(422.6)	(356.7)

Total Liabilities and Stockholders’ Deficit	$828.9	$852.8

DELCO REMY INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in millions)

	Six Months Ended June 30
	2003	2002
Operating activities:
Net loss	$(51.1)	$(100.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Cumulative effect of change in accounting principle	—	74.2
Loss from discontinued operations	4.4	9.7
(Gain) loss on disposal of discontinued operations	(2.4)	22.9
Depreciation and amortization	12.8	13.1
Change in net working capital excluding restructuring charges	(34.1)	(0.2)
Restructuring charges (credits)	44.6	(4.4)
Cash payments for restructuring charges	(11.9)	(9.3)
Other, net	9.5	0.5

Net cash (used in) provided by operating activities of continuing operations	(28.2)	5.7
Investing activities:
Acquisitions, net of cash acquired	(4.9)	(7.4)
Net proceeds on sale of businesses	27.9	—
Purchases of property and equipment	(9.0)	(9.1)
Investments in joint ventures	—	(3.0)

Net cash provided by (used in) investing activities
of continuing operations	14.0	(19.5)
Financing activities:
Net borrowings under revolving line of credit and other	14.5	37.5
Deferred financing costs	—	(6.8)
Distributions to minority interests	—	(1.8)

Net cash provided by financing activities of continuing operations	14.5	28.9
Effect of exchange rate changes on cash	0.3	1.9
Cash flows of discontinued operations	(2.9)	(6.7)

Net (decrease) increase in cash and cash equivalents	(2.3)	10.3
Cash and cash equivalents at beginning of year	12.4	22.6

Cash and cash equivalents at end of period	$10.1	$32.9